Exhibit 99.6

LOCK-UP LETTER

January 24, 2017

Merrill Lynch, Pierce, Fenner & Smith
                Incorporated,

J.P. Morgan Securities LLC
  as Placement Agents

c/o  Merrill Lynch, Pierce, Fenner & Smith
                Incorporated

One Bryant Park
New York, New York  10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue, 7th Floor

New York, New York 10179

Re:          Proposed Private Placement by Halcón Resources Corporation

Dear Sirs:

The undersigned, a stockholder, officer, director or person who manages or controls the manager of an investment vehicle (a “Managed Affiliate”) that is currently a stockholder of Halcón Resources Corporation, a Delaware corporation (the “Company”), understands that the Company proposes to enter into a Stock Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein, whereby Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (collectively, the “Placement Agents”) will serve as placement agents, providing for the private placement (the “Private Placement”) of shares of the Company’s convertible preferred stock, par value $0.0001 per share (the “Preferred Stock”), which are convertible into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”). In connection with the Purchase Agreement the Company also anticipates entering into a registration rights agreement (the “Registration Rights Agreement”), between the Company and the investors named therein, the form of which is attached to the Purchase Agreement.

In recognition of the benefit that such an offering will confer upon the undersigned or its Managed Affiliates as a stockholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Placement Agent that, during the period (the “Lock-Up Period”) beginning on the date of the effectiveness of the Mandatory Shelf Registration Statement, as such term is defined in the Registration Rights Agreement, and ending on the date that is the earlier of (A) 60 days from such effectiveness date and (B) 180 days from the date hereof, the undersigned will not (and will cause  its Managed Affiliates to not), without the prior written consent of the Placement Agents, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Preferred Stock or shares of the Company’s Common Stock or any other securities convertible into or exercisable or exchangeable for Common Stock, that are now owned or hereafter acquired by the undersigned or its Managed Affiliates or with respect to which the undersigned or its Managed Affiliates have or hereafter acquire the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection with the Lock-Up Securities, under the

Securities Act of 1933, as amended (other than pursuant to the Registration Rights Agreement), or publicly announce the intention to do any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned and its Managed Affiliates may transfer the Lock-Up Securities without the prior written consent of the Placement Agents, provided that (1) the Placement Agents receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period:

(i)                                     as a bona fide gift or gifts; or

(ii)                                  to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)                               as a distribution to limited partners or stockholders of the undersigned; or

(iv)                              to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Furthermore, the undersigned  and its Managed Affiliates may, during the Lock-Up Period,  sell shares of Common Stock of the Company that are purchased by the undersigned or its Managed Affiliates on the open market following the Private Placement if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned and its Managed Affiliates do not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned on its behalf and on behalf of its Managed Affiliates also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities during the Lock-Up Period except in compliance with the foregoing restrictions.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

ARES MANAGEMENT LLC

By:	/s/ Naseem Sagati
Name:	Naseem Sagati
Title:	Authorized Signatory